JOINT FILING AGREEMENT
     This Agreement is made this 15th day of January, 2009, by and between each of the undersigned.
     WHEREAS, each of the undersigned is required to file a Schedule 13D with respect to ownership of Common Units representing limited partner interests of Hiland Holdings GP, LP (the “Issuer”);
     NOW, THEREFORE, the undersigned agree to file only one Schedule 13D reflecting their combined beneficial ownership of Common Units of the Issuer, and each of the undersigned hereby designates and appoints Matthew S. Harrison as its attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any amendments to such Schedule 13D.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

/s/ Harold Hamm
Harold Hamm

CONTINENTAL GAS HOLDINGS, INC.
By:	/s/ Harold Hamm
	Name:	Harold Hamm
	Title:	Sole Director